Exhibit 99.1

Newsmax Interview
CEO Devin Nunes – The Chris Salcedo Show – April 2024

CHRIS SALCEDO: Exciting news coming out of Truth Social. You’re about to start a streaming platform on Truth Social. I simulcast my radio show—you know this very well—on Rumble and on Gettr, and I can’t wait to get on Truth Social. But I wanted to talk about a perceived attack on the company and the stock. Your company asked NASDAQ, ‘Keep an eye out for some short-selling tactics—nefarious short-selling tactics.’ And, according to a Truth Social post, you say Citadel—after you just asked the NASDAQ, ‘Hey, just keep an eye out’—Citadel came at you. What’s up with that?

DEVIN NUNES: Look, I think it’s very unusual behavior. And look, we’re here to defend our retail shareholders. Like, I don’t give a damn if Wall Street doesn’t support us. In fact, we welcome it. But we have millions of retail shareholders—or, we have millions of people in the United States, we have hundreds of thousands of retail shareholders, we don’t have any institutions, zero Wall Street money. That’s okay. But when you see irregular behavior occurring, where it looks like our retail shareholders could be taken advantage of—which is what many of our shareholders believe—and if they call me or they contact us, we have a responsibility to reach out to the NASDAQ and say, ‘Hey, we’re seeing this.’ You know, we are on this Reg SHO list—not to get in the weeds here, Chris—but that means there’s irregular activity. And so, I think by the response you’re seeing from some of these investment banks, clearly, we’re right over the target, there’s something wrong—and look, we’re going to get to the bottom of it if there is. If there’s not, the obvious response, if you think there’s nothing wrong, you say there’s nothing wrong. You don’t go out and basically attack me personally. You basically just say there’s nothing wrong, we’d love to work with you, and that’s how it should be done. So, since they’re making the personal attacks, if we continue to show up on these lists and there appears like there’s unusual activity, you can be damn sure that this investigation will continue. And that’ll include if we have to go to the Congress, if we have to take legal action, we will do whatever it takes to defend our retail investors. And what’s at the heart of all this? Remember, at the beginning of the week Joe Biden mentions Truth Social and our stock price. Isn’t that weird? That happened at the beginning of the week.

CHRIS SALCEDO: I saw that. I saw that. And, you know, the stock price, by the way, rebounding a little bit, too. I wanted to make mention of that. Devin Nunes, thank you sir, got to scoot. Appreciate the visit, as always.